Exhibit 10(i)

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release is made and entered into between GREEN ENDEAVORS, INC. (Green), on the one hand and AKRON ASSOCIATES, INC. (Akron) on the other hand. The above-named parties are referred to collectively hereinafter as  he Parties.

RECITALS

Whereas, certain obligations exist between the Parties;

Whereas, on January 15, 2010, March 16, 2010 and May 12, 2010, Green issued to Akron (by assignment/transfer from Diversified Holdings I, Inc.) on each date a separate 8% SERIES A SENIOR SUBORDINATED CONVERTIBLE REDEEMABLE DEBENTURES, each due April 30, 2018 each in the face amount of $100,000, the “Debentures” for a total of $300,000 for the three debentures in total, each bearing interest at the rate of 8% from the date they were granted,

Whereas, the Parties now desire to resolve all claims, known and unknown, which may exist among them relating to, or arising out of, the Debenture.

Now therefore, in consideration of the above premises and the following covenants, it is hereby agreed as follows:

Purpose

1.      The Parties hereto understand, acknowledge, and agree that the execution of this Agreement constitutes a compromise of the obligations and debts that exist between them, that this Agreement is not to be considered as any finding of fact nor construed as an admission of wrongdoing or default by any party.

Reciprocal Obligation

2)     Green will issue 113,469 (One Thirteen Thousand Four Hundred Sixty Nine) shares of its Series B Preferred Stock to Akron (the Settlement Shares).  These shares would be delivered to Akron upon the final execution of this Agreement by both parties.

3)     The parties hereby agree and stipulation that it is their intention that the Settlement Shares are to be treated as part of the settlement of the obligation due to Akron under the terms of the Debentures and that Green’s obligation to satisfy that debt has existed since the creation of the Debentures on January 16, 2010, March 16, 2010 and May 12, 2010 and that any calculation of the period during which Akron has been at risk shall begin as of the latest of these dates.

4)     Akorn hereby agrees that conversion of the Settlement Shares into common stock of Green shall be done such that any conversion does not result in the issuance of more than 4.9% of the issued and outstanding shares of common stock of Green in any single issuance and that Akron shall if requested certify that it is not a holder of common stock at the time of any requested conversion such that the conversion would make it a holder of more than 4.9% of Green’s issued and outstanding shares of common stock.

5)     The respective Parties have agreed to jointly draft and execute this Settlement Agreement and General Release, and after the language is finalized, to provide the other with a copy of the executed signature page with all due expediency.

6)     The Parties agree that payment made in the form of items 1 through 5 of this agreement by Green shall constitute full and complete settlement of all claims and obligations arising from, or related to the Debentures.                .

Release of Claims

7)     Each party agrees for itself, its predecessors, successors, and assigns, to fully and unconditionally release and forever discharge the other party, including each party  successors, assigns, subsidiaries, affiliates, transferees, attorneys, representatives, agents, officers, directors, employees, insurers, and reinsurers, past, present, and future, from and on account of any and all claims, demands, actions, causes of action, or charges of any nature or kind whatsoever against the other party, whether known or unknown, asserted or unasserted, choate or inchoate, related to or arising out of the Debenture in any nature.

Advice of Counsel

10.    In executing this Agreement, the Parties acknowledge that they have been advised to consult with and have consulted with and had the advice of an attorney duly admitted to practice law prior to executing this Agreement and that they have voluntarily executed this Agreement after a careful and independent investigation, and not under fraud, duress, or undue influence.

Binding on Successors

11.	This Agreement shall be binding on and inure to the benefit of the Parties hereto, their heirs, executors, administrators, successors-in-interest, and assigns.

Integration

12.   All Parties hereby agree that this Agreement is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications relating to the Debenture.

Interpretation

13.   The Parties hereby agree that no inference or rule of inference shall be made by reason of the fact that one Party caused this Agreement to be drafted. For purposes of interpretation of the Agreement, it shall be assumed that all Parties drafted each provision of the Agreement. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California.

Severability

14.   If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

No Waiver

16.   No failure to exercise, and no delay in exercising, on the part of any Party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any right hereunder.

Further Assistance

17.  Each of the parties shall hereafter execute all documents and take all actions that are reasonably necessary to effectuate the provisions of this Agreement.

18.  Akron further warrants and certified that it is at the time of the execution of this Agreement an accredited investor as that term is defined by the SEC and that it is fuly informed of the nature and risk of his investment in Green as represented by the terms of this Agreement.

Waiver of Claims

18.  The Parties hereby acknowledge that there is a risk that subsequent to the execution of this Agreement. They will discover, incur, or suffer claims which were unknown or anticipated at the time this Agreement was executed, which, if known on the date this Agreement is executed, may have materially affected their decision to execute this Agreement. The Parties expressly assume the risk of such unknown and unanticipated claims and agree that this Agreement and the general release contained herein apply to all such known or unknown or unanticipated claims.

Attorney Fees

19.   If any actual controversy arises as to the enforcement of any provision of this Agreement, the prevailing party, in any action or arbitration to enforce this Agreement, shall be entitled to recover all costs and expenses including, without limitation, attorney fees.

Execution in Counterparts

20.   The Parties agree that this Agreement may be executed in counterparts. The Parties further agree that, in order to expeditiously effect the execution of this Agreement, a facsimile transmission of the signature pages will be deemed an original.

Therefore, the signatures below constitute an express of the Parties, and each of them, that this Agreement is agreed to and binding as of the date of execution:

GREEN ENDEAVORS, INC.

By: /s/ Richard Surber	Dated: March 28, 2014

Its: President and CEO, Richard Surber

AKRON ASSOCIATES, INC.

By: /s/ Christine Gill	Dated: March 31, 2014

Its: President and CEO, Richard Surber